EXHIBIT 23.6

              [Letterhead of Morgan Stanley & Co. Incorporated]



We hereby consent to the incorporation by reference in the Registration Statement of AOL Time Warner Inc. on Form S-4 and all amendments, including post-effective amendments, to the Registration Statement (or any other Registration Statement for the same offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933) of our opinion dated January 9, 2000 appearing as Annex F to the Proxy Statement/Prospectus of America Online, Inc. and Time Warner Inc., which is part of the Registration Statement of AOL Time Warner Inc. on Form S-4 (SEC File No. 333-30184) filed with the Securities and Exchange Commission and declared effective on May 19, 2000, of the description therein of such opinion and of the references therein to our name. In giving the foregoing consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended (the "Securities Act"), or the rules and regulations promulgated thereunder, nor do we admit that we are experts with respect to any part of such Registration Statement within the meaning of the term "experts" as used in the Securities Act or the rules and regulations promulgated thereunder.

                                        MORGAN STANLEY & CO. INCORPORATED


                                        By: /s/ Ji-Yeun Lee
                                            ------------------------------
                                            Ji-Yeun Lee
                                            Principal

New York, New York

December 28, 2000